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Exhibit 14

FairPoint Communications, Inc.

Code of Ethics for Financial Professionals

        Employees are FairPoint Communications, Inc.'s most important asset. Accordingly, FairPoint expects all its and its subsidiaries' employees to act with the highest standards of personal and professional honesty and integrity in all aspects of their activities, to comply with applicable laws, rules and regulations, to deter wrongdoing and to comply with all policies and procedures adopted by FairPoint that govern the conduct of its employees.

        In response to rules adopted by the United States Securities and Exchange Commission under Section 406 of the Sarbanes-Oxley Act of 2002, FairPoint has adopted this Code of Ethics for Financial Professionals. This Code sets forth written standards that are designed to deter wrongdoing and to promote honest and ethical conduct by FairPoint's senior financial officers, including its chief executive officer, and is a supplement to FairPoint's Code of Conduct and the other policies and procedures that govern the conduct of employees of FairPoint and its subsidiaries. In addition to applying to FairPoint's chief executive officer, chief financial officer, vice president of finance and treasurer, controller and regional controllers, this Code of Ethics for Financial Professionals shall apply to all of the other persons employed by FairPoint or its subsidiaries who have significant responsibility for preparing or overseeing the preparation of FairPoint's financial statements and the other financial data included in FairPoint's periodic reports to the Securities and Exchange Commission and in other public communications made by FairPoint that are designated from time to time by the chief financial officer as senior financial professionals.

        As a senior financial professional employed by FairPoint or one of its subsidiaries, I agree to use my best efforts and abilities at all times to:

  1.
  Act with honesty and integrity and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in my personal and professional relationships, and promote honest and ethical conduct among my colleagues by setting an example of such for them through my own conduct.

  2.
  Protect the confidentiality of information I obtain in the course of my work, except when I am authorized or otherwise legally obligated to disclose such information, and not use any confidential information for personal advantage.

  3.
  Produce full, fair, accurate, timely and understandable disclosure in reports and other documents that FairPoint or its subsidiaries file with, or submit to, the Securities and Exchange Commission and in other public communications made by FairPoint or its subsidiaries.

  4.
  Comply with applicable laws, rules and regulations of any federal, state or local government or of any other public or private regulatory organization.

  5.
  Act in good faith, responsibly, with due care, competence and diligence without misrepresenting material facts or allowing my independent judgment to be subordinated to that of another.

  6.
  Use and control all of the assets and resources employed or entrusted to me by FairPoint in a responsible and ethical manner.

  7.
  Report any conduct that I believe could be a possible violation of this Code of Ethics for Financial Professionals promptly to FairPoint's general counsel or to a member of FairPoint's board of directors serving on the audit committee of the board.

        I understand that I am prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead FairPoint's or its subsidiaries' independent public auditors for any purpose.

        I also understand that I will be held accountable for my adherence to this Code of Ethics for Financial Professionals, and that my failure to observe the terms of this Code of Ethics for Financial Professionals may result in disciplinary action up to and including immediate termination. In addition, I understand that my agreement to comply with all of the terms of this Code of Ethics for Financial Professionals does not constitute a contract of employment. Finally, I understand that violations of this Code of Ethics for Financial Professionals may constitute violations of law, which could result in civil and criminal penalties for me, my supervisors and/or FairPoint.

        I acknowledge that I have received and read FairPoint's Code of Ethics for Financial Professionals, have had an opportunity to ask questions about it and understand all of my obligations under it.

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  Exhibit 14